Exhibit 10.1

MAYFLOWER CO-OPERATIVE BANK

DEFERRED COMPENSATION PLAN

The Board of Directors of Mayflower Co-operative Bank (“Bank”) has adopted this Deferred Compensation Plan, effective February 12, 1998, in order to recognize the contributions of its directors and select executive officers of the Bank to the growth, success and profitability of the Bank, as well as to encourage the continued contributions of the directors and executive officers to the Bank’s long-term financial success through a performance-based plan.

This document (the “409A Program”) amends and restates the Plan effective as of January 1, 2005, and it sets forth the terms of the Plan that are applicable to Deferrals subject to Section 409A of the Code, i.e., deferrals and Bank Credits (and earnings thereon) credited after December 31, 2004.

Other deferrals under the Plan shall be governed by a separate document that sets forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). Together, this document and the document for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A, and the administration of the Plan shall be consistent with this intent.

ARTICLE I

Definitions

The following words and phrases, when used in the Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise.

1.1 “Account” shall mean a bookkeeping account maintained by the Bank in the name of the Participant.

1.2 “Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Bank, as the terms are defined in Section 424(e) and (f), respectively, of the Code.

1.3 “Bank” shall mean Mayflower Co-operative Bank, and any successor to its interest.

1.4 “Bank Credits” shall mean any credits that the Bank may make to Accounts pursuant to Article III.

1.5 “Beneficiary” shall mean the person or persons whom a Participant may designate as the beneficiary of the Participant’s Benefits, and shall mean the Participant’s estate in the absence of a valid designation.

1.6 “Benefits” shall mean benefits accrued under Articles II and III of the Plan.

1.7 “Board” shall mean the Board of Directors of the Bank.

1.8 “Change in Control” shall mean a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of assets” for purposes of Section 409A of the Code.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.10 “Committee” shall mean any committee that the Board may appoint to administer and effectuate the Plan. The Committee may act only by a majority of it members and may act through meetings or written consents. Notwithstanding the foregoing, the Board may act at any time in lieu of the Committee with respect to any action that the Committee may take pursuant to the Plan.

1.11 “Common Stock” shall mean the common stock of the Bank.

1.12 “Deferrals” shall mean any Participant-directed deferrals of director fees, salary, or cash bonuses that occur pursuant to Section 2.1 hereof.

1.13 “Deferral Election Form” shall mean the form attached hereto as Exhibit “A”.

1.14 “Disability” shall mean any condition that results in a Participant’s entitlement to collect long-term disability benefits from the Bank. In the absence of a plan by which the Bank provides such benefits, “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

1.15 “Distribution Election Form” shall mean the form attached hereto as Exhibit “B”.

1.16 “Effective Date” shall mean January 1, 2005, as referenced in the opening paragraphs of this document.

1.17 “Employee” shall mean any person who is employed by the Bank.

1.18 “Just Cause” shall mean misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violations of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist order.

1.19 “Participant” shall mean each Director, and any Employee who is designated by the Board for participation in the Plan, provided that an Employee shall be eligible for Plan participation only if he or she is a member of a select group of the Bank’s senior officers for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.20 “Plan” shall mean the Mayflower Co-operative Bank Deferred Compensation Plan.

1.21 “Plan Year” shall mean each January 1 through and including December 31.

1.22 “Trust Agreement” shall mean that agreement entered into pursuant to the terms hereof between the Bank and the Trustee.

1.23 “Trust” shall mean the trust created under the terms of the Trust Agreement.

1.24 “Trustee “shall mean that person(s) or entity appointed by the Committee pursuant to the Trust Agreement to hold legal title to the Plan Assets for the purposes set forth herein.

1.25 “Valuation Date” shall mean the last day of each calendar quarter of each Plan Year.

1.26 “Year of Service” shall mean a Plan Year at the end of which a Participant is an Employee or member of the Board.

ARTICLE II

Deferrals

2.1 Participant Deferrals. Each Participant may elect, on the Deferral Election Form, to defer the receipt of any Bank Credits. Such elections shall be irrevocable until the end of the Plan Year to which they relate, and be effective on January 1st for compensation earned after that date following their acceptance by the Committee, provided that the Bank shall credit all such Deferrals by a Participant to the Participant’s Account as of each Valuation Date.

2.2 Rate of Return on Deferred Compensation. As of each Valuation Date, the Bank shall credit the portion of each Account that is attributable to Deferrals with a rate of return equal to 25% of 75% of the Bank’s return-on-average equity, determined in accordance with GAAP, for the most recently completed fiscal year of the Bank.

2.3 Vesting. Each Participant shall at all times be 100% vested in the portion of his or her Account that is attributable to Deferrals.

ARTICLE III

Bank Credits; Vesting

3.1 Bank Credits. Within 10 days of the last day of each calendar quarter, the Bank shall credit the Account of each Participant with the applicable amount set forth in the following schedule:

Period	Directors	Other Participants
Calendar quarters Ending Before 4/30/00	$750.00	$375.00

6/30/00 - 3/31/02	$900.00	$450.00

After 3/31/02	$1,000.00	$500.00

Unless the Board amends the Plan before a subsequent Plan Year begins, the same credits will be made within 10 days of the last day of each calendar quarter of such Plan Year. Notwithstanding the foregoing, Bank Credits shall be paid to a Participant in cash rather than credited to the Participant’s Account if the Participant has not made a deferral election pursuant to Section 2.1

3.2 Vesting of Bank Credits. Subject to Section 4.4 hereof, each Participant’s vested interest in the portion of the Participant’s Account that is attributable to Bank Credits shall be 100%.

3.3 Rate of Return on Bank Credits. The portion of a Participant’s Account that is attributable to Bank Credits shall be adjusted on each Valuation Date in the same manner as adjustments occur pursuant to Section 2.2 hereof.

ARTICLE IV

Distributions from Accounts

4.1 Distributions. Subject to Article X hereof, the Bank shall distribute the vested balance credited to a Participant’s Account in accordance with the Participant’s Distribution Election Form, which shall be valid and honored only if made in accordance with Section 4.2 hereof. In the absence of a valid election, the Bank shall distribute the Participant’s Account in substantially equal annual installments over a period of five (5) years, beginning on the first day of the second month following the Participant’s termination from the Bank for any reason other than Just Cause. The Participant’s Account shall be paid in cash, and quarterly credits pursuant to Sections 2.2 and 3.3 shall continue with respect to the undistributed balance in the Participant’s Account.

4.2 Distribution Elections.

(a) In order to be effective, a Participant’s Distribution Election Form must be received and accepted by the Committee at the time the Participant files his Deferral Election Form pursuant to Section 2.1 hereof.

(b) Form and Time of Payment.

(i) The standard form of benefit under the Plan shall be paid in equal monthly installments, computed as one-twelfth ( 1/12th) of the annual benefit payable pursuant to Article III of the Plan. Monthly payments shall commence on the first business day of the month following the date the Participant first becomes entitled to receive a benefit under the Plan. However, at the election of a Participant or Beneficiary, benefits shall be paid in the form of an Actuarial Equivalent lump sum payment. On or after January 1, 2009, if a Participant wishes to change his payment election as to the form of payment, the Participant may do so by completing a payment election form approved by the Board of Directors, provided that any such election (i) must be made prior to the Participant’s Separation from Service (as defined in Section 409A of the Code), (ii) must be made at least 12 months before the date on which any benefit payments are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made, and (iv) for payments to be made other than upon death or Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid). For purposes of this Plan and clause (iv) above, all installment payments under this Plan shall be treated as a single payment. On or before December 31, 2008, if a Participant wishes to change his payment election as to the form of payment, the Participant may do so by completing a payment election form, provided that any such election (i) must be made prior to the Participant’s Separation form Service, (ii) shall not take effect before the date that is 12 months after the date the election is made, and (iii) made in 2008 cannot apply to amounts that would otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would otherwise be paid in a later year. A lump sum payment shall be made within sixty (60) days following the date the Participant becomes entitled to receive a benefit under the Plan.

(ii) Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 4.2 is applicable to the Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Separation from Service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified under Section 4.1 of the Plan with respect to the applicable benefit. A Specified Employee means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise or if the Bank is the subsidiary of a publicly-traded holding company.

(c) Nevertheless, Beneficiary designations made pursuant to executed Distribution Election Forms shall be revocable by the Participant during his or her lifetime, and shall be effective only upon its delivery to an executive officer of the Bank and acceptance by the Committee (which acceptance shall be presumed unless, within ten business days of delivery of the Participant’s election, the Committee provides the Participant with a written notice detailing the reasons for its rejection).

4.3 Death Benefits. If a Participant dies before receiving all Benefits payable pursuant to Section 4.1, then the remaining vested balance of the Participant’s Account shall be distributed in a lump sum to the Participant’s Beneficiary not later than the first day of the second month following the date of the Participant’s death; provided that a Participant may specify on the Distribution Election Form a distribution period that effectuates the schedule of distributions that would have occurred if the Participant had terminated service on the date of his or her death (if such payments had not begun previously) and lived to collect all benefits.

4.4 Forfeiture for Just Cause. In the event that a Participant’s service with the Bank terminates because of Just Cause, the portion of the Participant’s Account that is attributable to Bank Credits shall be automatically forfeited, and the Bank shall not have any obligation to pay Benefits associated therewith to the Participant or the Participant’s Beneficiary.

ARTICLE V

Source of Benefits

Benefits accumulated under the Plan shall constitute an unfunded, unsecured promise by the Bank to provide such payments in the future, as and to the extent such Benefits become payable. Benefits shall be paid from the general assets of the Bank, and no person shall, by virtue of this Plan, have any interest in such assets (other than as an unsecured creditor of the Bank). For any Plan Year during which a Trust is maintained, (i) the Trustee shall inform the Committee annually prior to the commencement of each fiscal year as to the manner in which such Trust assets shall be invested, and (ii) the Committee shall, as soon as practicable after the end of each calendar quarter, provide the Trustee with a schedule specifying the amount of any Trust contribution that is attributable to the Participant’s Account for purposes only of Section 3.1 of this Plan. The Bank shall also, at least annually, provide the Trustee with a schedule specifying the amounts payable to each Participant, and the time for making such payments. All interest, dividends, or realized gain or losses on Trust assets will be taxed to the Bank.

ARTICLE VI

Recordkeeping

The Committee shall be responsible for maintaining all Accounts, with particular reference to contribution sources and allocating gains and losses (at least quarterly), and shall prepare account reports for the Participants and the Bank. The Committee may in its discretion appoint or remove a third-party recordkeeper.

ARTICLE VII

Assignment

Except as otherwise expressly provided by this Plan, it is agreed that neither the Participant nor his or her Beneficiary, to include the Participant’s executors and administrators, heirs, legatees,

distributees, and any other person or persons claiming any benefits under him or her under this Plan shall have any right to assign, transfer, pledge, hypothecate, sell, transfer, alienate and encumber or otherwise convey the right to receive any Benefits hereunder, which Benefits and the rights thereto are expressly declared to be nontransferable. The right to receive Benefits under this Plan shall likewise not be subject to execution, attachment, garnishment sequestration or similar legal, equitable or other process to the benefit of the Participant’s creditors. Any attempted assignment, transfer, pledge hypothecation or other disposition of the Participant’s rights to receive Benefits under this Plan or the levy of any attachment, garnishment or similar process thereupon, shall be null and void and without effect. Notwithstanding the foregoing, or any other provision of this Plan, a Participant may transfer all or any part of his or her Account, and the rights associated therewith, to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals as Beneficiaries. The Benefits, and the rights thereto, which are transferred pursuant to this Article VII shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.

ARTICLE VIII

No Retention of Services

The Benefits payable under this Plan shall be independent of, and in addition to, any other compensation payable by the Bank to a Participant, whether in the form of fees, bonus, retirement income under employee benefit plans sponsored or maintained by the Bank or otherwise. This Plan shall not be deemed to constitute a contract of employment between the Bank and any Participant.

ARTICLE IX

Rights of Participants and Beneficiaries

The rights (if any) of the Participants and their Beneficiaries under this Plan shall be solely those rights of unsecured creditors of the Bank.

ARTICLE X

Change in Control

Immediately upon a Change in Control, the Bank shall make a payment in cash, to the Participant, in an amount equal to 140% of the amount credited to the Participant’s Account on the date of payment. Upon receipt of such payment, the Participant shall have no further interest whatsoever under the Plan.

ARTICLE XI

Amendment and Termination

9.1 The Board may amend or terminate the Plan at any time, provided that (i) the Board may exercise its discretion to revise Section 3.1 in accordance therewith and without the consent of any Participant, and (ii) no other amendment shall, without the written consent of an affected Participant, alter or impair any vested rights — including the balance credited to the Participant’s Account — of the Participant under the Plan.

9.2 Termination in the Discretion of the Bank. Except as otherwise provided in Sections 8.03, the Bank in its discretion may terminate the Plan and distribute benefits to Participants subject to the following requirements and any others specified under Section 409A of the Code:

(a) All arrangements sponsored by the Bank that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations are terminated.

(b) No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within 12 months of the termination date.

(c) All benefits under the Plan are paid within 24 months of the termination date.

(d) The Bank does not adopt a new arrangement that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations providing for the deferral of compensation at any time within 3 years following the date of termination of the Plan.

(e) The termination does not occur proximate to a downturn in the financial health of the Bank.

9.3 Termination Upon Change in Control Event. If the Bank terminates the Plan within thirty days preceding or twelve months following a Change in Control, the Account of each Participant shall become fully vested and payable to the Participant in a lump sum within twelve months following the date of termination, subject to the requirements of Section 409A of the Code.

ARTICLE XII

State Law

This Plan shall be construed and governed in all respects under and by the laws of the Commonwealth of Massachusetts except to the extent preempted by Federal law. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

ARTICLE XIII

Headings; Gender

Headings and subheadings in this Plan are inserted for convenience and reference only and constitute no part of this Plan. This Plan shall be construed, where required, so that the masculine gender includes the feminine.

ARTICLE XIV

Interpretation of the Plan

The Committee shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Committee shall be conclusive and binding on all affected parties, unless such decisions are arbitrary and capricious.

ARTICLE XV

Disputes; Legal Fees

15.1 Generally. Any controversy or claim that arises under this Plan and cannot be settled by the parties shall be addressed solely in the federal or state courts located in Middleboro, Massachusetts, or in the closest jurisdiction thereto if no state or federal court exists in Middleboro at the time of such review.

15.2 Reimbursement of Legal Fees. In the event that any dispute arises between the Participant and the Bank as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action that the Participant takes to enforce the terms of this Plan or to defend against any action taken by the Bank or an Affiliate, the Participant shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Participant shall obtain a final judgement or settlement substantially in favor of the Participant either in a court of competent jurisdiction or in a written settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Participant’s furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant.

ARTICLE XVI

Duration of Plan

Unless terminated earlier in accordance with Article XI, this Plan shall remain in effect during the term of service of the Participants and until all Benefits payable hereunder have been made.

ARTICLE XVII

409A Provisions

17.1 Aggregation of Employers. To the extent required under Section 409A of the Code, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A of the Code shall require.

17.2 Section 409A. It is intended that the Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

17.3 409A Application. References in this Plan to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.